SUB-ITEM 77C




Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset Managed Municipals Fund Inc.
 was held on September 30, 2016 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:




Common Shares
Common Shares


and Preferred
and Preferred
Preferred
Preferred

Shares (together,
Shares
(together,
Shares
Shares

as a single class)
as a single
class)
Voted
Votes
Nominees
Votes For
Votes
Withheld
For
Withheld
..Daniel P. Cronin
39,663,624
737,071
N/A
N/A
Eileen A.
Kamerick
39,670,268
730,427
N/A
N/A
Leslie H. Gelb
N/A
N/A
7,366
6